Exhibit 10.1

September 18, 2018

Randall C. Schatzman, Ph.D.

Re: Amendment to Separation and Consulting Agreement

Dear Randy:

This letter agreement sets forth the amendment we discussed to your Separation and Consulting Agreement dated March 26, 2018 (the “Separation Agreement”), by and between you and Alder BioPharmaceuticals, Inc. (the “Company”).  If you sign and return this amendment on or before September 21, 2018, the Separation Agreement will be amended as follows:

The following will be added to Section 3 of the Separation Agreement, as additional Severance Benefits (as defined the Separation Agreement):

(c) Bonus Severance Pay.  The Company will pay you an amount equal to the “Monthly Annual Target Bonus” that you would have received if you had been paid severance under the Severance Plan, from January 1, 2018 until March 15, 2018, in the total amount of $66,229.17, less all applicable withholdings and deductions (“Bonus Severance Pay”).  The Bonus Severance Pay will be paid as lump sum on the Company’s regular payroll schedule that occurs on or around October 31, 2018.  You understand and acknowledge that the Company is providing this Bonus Severance Pay and the other Severance Benefits in reliance on the representations and warranties by you in this Agreement.

(d)Company Laptop.   The Company provided you a laptop computer for your use during your employment (the “Company Laptop”).  You hereby represent and warranty that you have returned the Company Laptop to the Company, without making or retaining a copy of any of the Company’s confidential or proprietary information, and that you have otherwise complied with your obligations to the Company to return all Company documents (and all copies thereof) and other Company property in your possession and control, pursuant to Section 7 of this Agreement.  Accordingly, as an additional Severance Benefit under this Agreement and in reliance upon your representations and warranties, the Company hereby transfers ownership of the Company Laptop to you.  The Company Laptop is being provided to you “as is” and without warranty or guarantee of any kind.  Effective immediately, the Company shall not be responsible for service or expenses related to the Company Laptop.

This amendment, together with the Separation Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This amendment may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This amendment will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington.  This amendment may be executed in counterparts and facsimile signatures will suffice as original signatures.

Please sign below to acknowledge your acceptance of this amendment.

Sincerely,

Alder BioPharmaceuticals, Inc.

By:/s/ Robert W. Azelby

President and Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AMENDMENT:

/s/ Randall C. Schatzman, Ph.D.

Date:9/19/2018